Tidal Trust IV 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 5 and Amendment No. 7 to the Registration Statement on Form N-1A of Tidal Trust IV with respect to Portfolio Building Block European Banks Index ETF, Portfolio Building Block World Pharma and Biotech Index ETF and Portfolio Building Block Integrated Oil and Gas and Exploration and Production Index ETF, each a series of shares of Tidal Trust IV, under the heading “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 27, 2025